Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156026
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 18, 2008)
6,000,000 Shares
Metalico, Inc.
Common Stock

          The common stock is traded on the NYSE Amex under the symbol “MEA.” The last reported sale price of the common stock on August 10, 2009 was $4.80 per share.

          Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-5 of this prospectus supplement and page 4 of the accompanying prospectus to read about factors that you should consider before buying shares of our common stock.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The underwriter has agreed to purchase the common stock from us at a price of $4.18 per share which will result in approximately $25.1 million of proceeds to us (before expenses). We have granted the underwriter a 30-day option to purchase up to an additional 600,000 shares of our common stock at a price of $4.18 per share to cover any over-allotments.
          The underwriter may offer the common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.
          The underwriter expects to deliver the shares against payment in New York, New York on August 14, 2009.
Canaccord Adams
The date of this prospectus supplement is August 10, 2009

PROSPECTUS SUPPLEMENT
PROSPECTUS

          You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein. We have not, and the underwriter has not, authorized anyone to provide you with information different from and in addition to that contained in this prospectus supplement, the accompanying prospectus or the documents incorporated or deemed incorporated by reference herein or therein. We are not, and the underwriter is not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
          The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein is complete and accurate as of their respective dates, and may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the common stock we are offering under this prospectus supplement. In addition, we incorporate important information into this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find Additional Information” in this prospectus supplement. Generally, when we refer to “this prospectus,” we are referring to this prospectus supplement and the accompanying prospectus as well as to the information incorporated by reference herein and therein. Before investing in shares of our common stock, you should carefully read this prospectus supplement, the accompanying prospectus and the additional information described under “Where You Can Find Additional Information.” If the description of the offering contained in this prospectus supplement varies from that contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.
          We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants were accurate only as of the date when made; therefore, such representations, warranties and covenants should not be relied on as accurate representations of the current state of our affairs.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
          This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before deciding whether or not to invest in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and page 4 of the accompanying prospectus, and all other information included or incorporated therein by reference in this prospectus supplement and the accompanying prospectus in its entirety before you decide whether to invest in our common stock. When used in this prospectus supplement and the accompanying prospectus, except where the context otherwise requires, the terms “Metalico,” “we,” “us” and “our” refer to Metalico, Inc. and its subsidiaries.
The Company
Overview
          Metalico operates in twenty locations in two distinct business segments: (a) scrap metal recycling (“Scrap Metal Recycling”), and (b) lead metal product fabricating (“Lead Fabricating”).
          We maintain a small corporate team that sets our strategic goals and overall strategy. We manage our operations on a decentralized basis, allowing each subsidiary autonomy for its purchasing and sales. The corporate team approves all acquisitions and operating budgets, allocates capital to the business units based upon expected returns and risk levels, establishes succession plans, ensures operations maintain a consistent level of quality, evaluates risk and holds the management of each business unit accountable for the performance of its respective business unit.
Scrap Metal Recycling
          We have concentrated on acquiring and successfully consolidating scrap operations by initially acquiring companies to serve as platforms into which subsequent acquisitions would be integrated. We believe that through the integration of our acquired businesses, we have enhanced our competitive position and profitability of the operations because of broader distribution channels, elimination of redundant functions, greater utilization of operating assets, and improved managerial and financial resources.
          We are one of the largest full-service metals recyclers in upstate and Western New York, with seven recycling facilities located in that regional market. We have expanded our regional market by acquiring scrap processing facilities in Akron, Ohio, Newark, New Jersey, Quarryville, Pennsylvania, Western Pennsylvania and Colliers, West Virginia. Our operations primarily involve the collection and processing of ferrous and non-ferrous metals. We collect industrial and obsolete scrap metal, process it into reusable forms and supply the recycled metals to our ultimate consumers, including electric arc furnace mills, integrated steel mills, foundries, secondary smelters, aluminum recyclers and metal brokers. We acquire unprocessed scrap metals primarily in our local and regional markets and sell to consumers nationally and in Canada as well as to exporters and international brokers. We are also able to supply quantities of scrap aluminum to our aluminum recycling facility and scrap lead to our lead fabricating subsidiaries. We believe that we provide comprehensive product offerings of both ferrous and non-ferrous scrap metals.
          Our platform scrap facilities in upstate New York, Akron, Ohio and Western Pennsylvania have ready access to both highway and rail transportation, a critical factor in our business. In the Pittsburgh market, we have waterfront access with barge loading and unloading capabilities. In addition to buying, processing and selling ferrous and non-ferrous scrap metals, we manufacture de-oxidizing aluminum (“de-ox”), a form of refined aluminum, for the steel industry. Our strategy is to diversify our metal mix, which we believe can mitigate our exposure to volatile commodity prices.
          Our metal recycling business has collection and processing facilities in the following locations:

Location	Number of Facilities
Buffalo, New York	1
Niagara Falls, New York	1
Lackawanna, New York (Hamburg)	1
Rochester, New York	3
Syracuse, New York	1
Newark, New Jersey	1
Akron, Ohio	1
Quarryville, Pennsylvania	1
West Chester, Pennsylvania	1
Pittsburgh/Western Pennsylvania	5
Colliers, West Virginia	1
Buda, Texas	1
Dallas, Texas	1
Gulfport, Mississippi	1
          Ferrous Scrap Industry. Our ferrous (iron-based) products primarily include sheared and bundled scrap metal and other scrap metal, such as turnings and busheling and broken cast iron. We and others in our industry anticipate that in the long-term, the demand for recycled ferrous metals will increase due to the continuing transformation of the world’s steel producers from virgin iron ore-based blast furnaces to newer, technologically advanced electric arc furnace mini-mills. The electric arc furnace process, which primarily uses recycled metal compared with the traditional steel-making process that uses significantly less recycled metal, is more environmentally sound and energy efficient. By recycling steel, scarce natural resources are preserved and the need to disrupt the environment with the mining of virgin iron ore is reduced. Further, when recycled metal is used instead of iron ore for new steel production, air and water pollution generated by the production process decreases and energy demand is reduced.
          Non-Ferrous Scrap Industry. We also sort, process and package non-ferrous metals, which include aluminum, copper, stainless steel, brass, nickel-based alloys and high-temperature alloys, using similar techniques and through application of our technologies. The geographic markets for non-ferrous scrap tend to be larger than those for ferrous scrap due to the higher unit selling prices of non-ferrous metals, which justify the cost of shipping over greater distances. Non-ferrous scrap is sold under multi-load commitments or on a single-load spot basis, either mill-direct or through brokers, to intermediate or end-users which include smelters, foundries and aluminum sheet and ingot manufacturers. Secondary smelters, utilizing processed non-ferrous scrap as raw material, can produce non-ferrous metals at a lower cost than primary smelters producing such metals from ore. This is due to the significant savings in energy consumption, environmental compliance, and labor costs enjoyed by the secondary smelters. These cost advantages, and the long lead-time necessary to construct new non-ferrous primary smelting facilities, have generally resulted in sustained demand and strong prices for processed non-ferrous scrap during periods of high demand for finished non-ferrous metal products.
          Platinum Group Metal Scrap Industry. We recycle the platinum group metals (“PGMs”), platinum, palladium, and rhodium from the substrate material retrieved from the recycling of catalytic converters. We had traditionally purchased and processed catalytic converters at our existing scrap facilities on a small scale and expanded into this industry on a larger scale with the acquisitions of the Totalcat Group in July 2007 and American CatCon in January 2008. The scrap catalytic device collection market is highly fragmented and characterized by a large number of suppliers dealing with a wide range of volumes. Converters for recycling are obtained worldwide from networks of auto dismantlers, scrap yards, parts dealers, and manufacturers. The supply chain network has tended to develop regionally because the economics of collecting and distributing scrap converters to recyclers requires transportation from local scrap yards, often in small batches. Effective procurement is a key competitive strength and a significant barrier to entry as it requires significant knowledge and experience about the PGM loadings in different types of catalytic devices. The purchase price for converters is determined on the basis of PGM market prices and internal estimates of the amount of PGMs in each converter purchased. Once purchased, the converters are sorted and cut and the substrate material is removed and shipped to several third-party processors which remove the PGMs from the substrate material by means of chemical and mechanical processes. We use forward sales contracts with these substrate processors to hedge against the possibility of extremely volatile metal prices.
Lead Fabricating
          Through four physical operations located in three states, we consume approximately 60 million pounds of lead metal per year that are utilized in more than one hundred different base products. Our products are sold nationally into diverse industries such as roofing, chemical, plumbing, radiation shielding, electronic solders, ammunition, automotive, Department of Defense contractors, and others.
          Our Lead Fabricating segment has facilities operating in the following locations:
•	Birmingham, Alabama

•	Granite City, Illinois

•	Healdsburg, California

•	Ontario, California
          Our sales are concentrated within four main product lines: sheet lead, shot, extruded strip lead, and cast lead. Sheet lead is produced in various sizes, thicknesses, and alloys based upon customer requirements. Sheets are rolled to various thicknesses, cut to customer specifications and shipped to fabricators of radiation shielding, sound attenuation and roofing contractors and other users. Shot is produced and sold nationwide primarily to the recreational re-load market under the Lawrence and West Coast Shot brands. We also sell shot to cartridge manufacturers and industrial consumers. Shot is produced in several lead alloys and sizes. Strip lead is produced in rolls of various widths and lengths. Strip lead is used primarily in the roofing industry. Cast lead is typically sold in pig, ingot, brick and rectangular form. Extruded wire and bar are used in plumbing applications, stained glass production, the electronics industry and the radiation shielding industry. Extruded pipe is used by the chemical, plumbing and roofing industries. Extruded products are available in flats, rounds, stars, pipe, and custom designed configurations. Other lead products include roof flashings, lead wool, anodes and babbitt.

THE OFFERING

Common stock offered by us:	6,000,000 shares

Common stock to be outstanding after this offering (1):	46,405,950 shares

Use of proceeds:	We intend to use approximately $17.3 million of the net proceeds from this offering for the repayment of a portion of our outstanding indebtedness under one of our term loans. The remaining net proceeds will be used for working capital and other general corporate purposes. See “Use of Proceeds” on page S-18.

NYSE Amex symbol:	MEA

Risk factors:	See “Risk Factors” and other information included or incorporated into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

(1)	The total number of shares of our common stock outstanding after this offering is based on 40,405,950 shares outstanding as of August 7, 2009. This number excludes:
•	1,484,748 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $9.43 per share, under our stock plans;

•	1,424,231 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $12.88 per share;

•	5,829,320 shares of common stock issuable upon conversion of our outstanding 7.0% senior unsecured convertible notes convertible at a conversion price of $14.00 per share; and

•	4,640,595 additional shares of common stock reserved for future issuance under our stock option plans.
Unless otherwise indicated, the number of shares presented in this prospectus supplement excludes the 600,000 shares subject to the underwriter’s over-allotment option.

RISK FACTORS
          Investing in our common stock involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any shares of common stock offered herein. If any of these risks occur, our business, financial condition or results of operations could suffer, the market price of our common stock could decline and you could lose all or part of your investment.
Risks Related to Our Business
Prices of commodities we own are volatile, which may adversely affect our operating results and financial condition.
          Although we seek to turn over our inventory of raw or processed scrap metals as rapidly as possible, we are exposed to commodity price risk during the period that we have title to products that are held in inventory for processing and/or resale. Prices of commodities, including scrap metals, have been extremely volatile and have declined significantly during the current global economic crisis and we expect this volatility to continue. Such volatility can be due to numerous factors beyond our control, including:
•	general domestic and global economic conditions, including metal market conditions;

•	competition;

•	the financial condition of our major suppliers and consumers;

•	the availability of imported finished metal products;

•	international demand for U.S. scrap;

•	the availability and relative pricing of scrap metal substitutes;

•	import duties and tariffs;

•	currency exchange rates; and

•	domestic and international labor costs.
          Although we have historically attempted to raise the selling prices of our lead fabricating and scrap recycling products in response to an increasing price environment, competitive conditions may limit our ability to pass on price increases to our consumers. In addition, the current economic crisis has impacted our ability to raise prices. In a decreasing price environment, we may not have the ability to fully recoup the cost of raw materials used in fabrication and raw scrap we process and sell to our consumers.
          The volatile nature of metal commodity prices makes it difficult for us to predict future revenue trends as shifting international and domestic demand can significantly impact the prices of our products, supply and demand for our products and effect anticipated future results. Most of our consumers purchase processed non-ferrous scrap according to a negotiated spot sales contract that establishes the price and quantity purchased for the month. We use forward sales contracts with PGM substrate processors to hedge against extremely volatile PGM metal prices. In the event our hedging strategy is not successful, our operating margins and operating results can be materially and adversely affected. In addition, the volatility of commodity prices, and the resulting unpredictability of revenues and costs, can adversely and materially affect our operating margins and other results of operations.
The profitability of our scrap recycling operations depends, in part, on the availability of an adequate source of supply.
          We depend on scrap for our operations and acquire our scrap inventory from numerous sources. These suppliers generally are not bound by long-term contracts and have no obligation to sell scrap metals to us. In periods of low industry prices, suppliers may elect to hold scrap waiting for higher prices. In addition, the slowdown in industrial production and consumer consumption in the U.S. during the current economic crisis has reduced and is expected to continue to reduce the supply of scrap metal available to us. If an adequate supply of scrap metal is not available to us, we would be unable to recycle metals at desired volumes and our results of operations and financial condition would be materially and adversely affected.
The cyclicality of our industry could negatively affect our sales volume and revenues.
          The operating results of the scrap metals recycling industry in general, and our operations specifically, are highly cyclical in nature. They tend to reflect and be amplified by general economic conditions, both domestically and internationally. Historically, in periods of national recession or periods of slowing economic growth, the operating results of scrap metals recycling companies have been materially and adversely affected. For example, during recessions or periods of slowing economic growth, the automobile and the construction industries typically experience major cutbacks in production, resulting in decreased demand for steel, copper and aluminum. As a result of the current economic crisis in the United States and throughout the world and major cutbacks in the automotive and construction industries, we have experienced significant fluctuations in supply, demand and pricing for our products, which has materially and adversely affected our results of operations and financial condition. Our ability to withstand the significant economic downturn we are currently experiencing and those we may encounter in the future will depend in part on our levels of debt and equity capital, operating flexibility and access to liquidity.
The volatility of the import and export markets may adversely affect our operating results and financial condition.
          Our business may be adversely affected by increases in steel imports into the United States which will generally have an adverse impact on domestic steel production and a corresponding adverse impact on the demand for scrap metals domestically. Our operating results could also be negatively affected by strengthening or weakening in the US dollar. US dollar weakness provides some support to prices of commodities that are denominated in US dollars but with large non-US consumption and cost bases. For example, appreciation in the Chinese and Indian currencies have increased marginal costs of aluminum and iron ore production, thereby increasing the underlying cost basis for prices. Export markets, including Asia and in particular China, are important to the scrap metal recycling industry. Weakness in economic conditions in Asia and in particular slowing growth in China, could negatively affect us further.
The volatility of lead pricing may impact our ability to sell product.
          Our lead fabricating facilities may be adversely impacted by increases or decreases in lead pricing. Changing lead markets may impact our ability to secure the volume of raw materials needed at pricing considered sustainable before driving consumers to substitute products. Disruptions in domestic or foreign lead refining capacity could impact our ability to secure enough raw materials to meet production requirements. Increases in the cost of lead could reduce the demand for lead products by making nonlead-bearing alternatives more cost attractive. Continued economic weakness in the U.S. and abroad will continue to negatively impact demand for our products.
An impairment in the carrying value of goodwill or other acquired intangibles could negatively affect our operating results and net worth.
          The carrying value of goodwill represents the fair value of acquired businesses in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of other intangibles represents the fair value of trademarks, trade names and other acquired intangibles as of the acquisition date. Goodwill and other acquired intangibles expected to contribute indefinitely to our cash flows are not amortized, but must be evaluated by our management at least annually for impairment. Events and conditions that could result in impairment include changes in the industries in which we operate, as well as competition, a significant product liability or environmental claim, or other factors leading to reduction in forecasted sales or profitability. At December 31, 2008, our market capitalization did not exceed total shareholders’ equity, which is one of many factors that are considered when determining goodwill impairment, and it required us to incur a significant charge for impairment. As such, we recorded an impairment charge of $36.3 million to goodwill and $22.8 million to other intangibles for the year ending December 31, 2008. Going forward, if, upon performance of an impairment assessment, it is determined that such assets are impaired, additional impairment charges may be recognized by reducing the carrying amount and recording a charge against earnings. If current economic and equity market conditions persist, it is possible that we could have additional material impairment charges against earnings in a future period.
Our significant indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.
          As of June 30, 2009, on a pro forma, as adjusted basis, after giving effect to the repayment of certain debt and the true-up under our exchange offer that occurred after June 30, 2009 and the application of the net proceeds from the sale of our common stock in this offering as set forth under “Use or Proceeds,” the total outstanding principal amount of debt outstanding would have been approximately $118.9 million, before the application of cash and cash equivalents of $30.1 million available for repayment of such indebtedness. Subject to certain restrictions, exceptions and financial tests set forth in certain of our debt instruments, we will incur additional indebtedness in the future. We anticipate our debt service payment obligations during the next twelve months, to be approximately $35.8 million, comprised of principal coming due within the next twelve months of $21.5 million plus interest of $14.3 million on our total debt outstanding. As of June 30, 2009, approximately $57.2 million of our debt accrued interest at variable rates. We may experience material increases in our interest expense as a result of increases in general interest rate levels. Based on actual amounts outstanding as of June 30, 2009, if the interest rate on our variable rate debt were to increase by 1%, our annual debt service payment obligations would not increase due to certain minimum interest rate terms on certain variable rate debt balances. The degree to which we are leveraged could have important negative consequences to the holders of our securities, including the following:
•	general domestic and global economic conditions, including metal market conditions;

•	a substantial portion of our cash flow from operations will be needed to pay debt service and will not be available to fund future operations;

•	we have increased vulnerability to adverse general economic and metals recycling industry conditions; and

•	we may be vulnerable to higher interest rates because interest expense on borrowings under our loan agreement is based on margins over a variable base rate.
          From time to time, we have relied on borrowings under our credit facility and from other lenders to acquire other businesses and to operate our business. However, many financial institutions have been adversely impacted by the current financial crisis and, as a result, have ceased or reduced the amount of lending they have made available to their customers. As a result, we may have insufficient availability under our existing credit facility or the ability to borrow from other lenders to acquire additional businesses and to operate our business.
Our indebtedness contains covenants that restrict our ability to engage in certain transactions and failure to comply with the terms of such indebtedness could result in a default that could have material adverse consequences for us.
          Under our financing agreements, we are required to satisfy specified financial covenants, including minimum EBITDA covenants and maximum capital expenditure covenants. Although we are currently in compliance with the covenants and satisfy our financial tests, we have in the past been in technical default under certain of our loan facilities, all of which had been waived. In addition, we have recently adjusted our covenants to protect against noncompliance and repaid some of our outstanding term debt. Our ability to comply with these specified financial covenants may be affected by general economic and industry conditions, which have continued to deteriorate, as well as market fluctuations in metal prices and other events beyond our control. In particular, due to current economic conditions, we do not know if we will be able to satisfy all such covenants in the future. Our breach of any of the covenants contained in the agreements governing our indebtedness, including our loan agreements, could result in a default under such agreements. In the event of a default, a lender could elect not to make additional loans to us, could require us to repay some of our outstanding debt prior to maturity, and/or to declare all amounts borrowed by us, together with accrued interest, to be due and payable. In the event that this occurs, we would likely be unable to repay all such accelerated indebtedness.
We have pledged substantially all of our assets to secure our borrowings and are subject to covenants that may restrict our ability to operate our business.
          Any indebtedness that we incur under our existing credit facilities is secured by substantially all of our assets. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditors to satisfy our obligations to the secured creditors.
We may not generate sufficient cash flow to service all of our debt obligations.
          Our ability to make payments on our indebtedness and to fund our operations depends on our ability to generate cash in the future. Our future operating performance is subject to market conditions and business factors that are beyond our control, including the current economic crisis which has had a significant adverse effect on our operating performance. We might not be able to generate sufficient cash flow to pay the principal and interest on our debt. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. The terms of our debt, including the security interests granted to our lenders, might not allow for these alternative measures, and such measures might not satisfy our scheduled debt service obligations. In addition, in the event that we are required to dispose of material assets or restructure or refinance our debt to meet our debt obligations, we cannot assure you as to the terms of any such transaction or how quickly such transaction could be completed.

We may seek to make acquisitions that may prove unsuccessful or strain or divert our resources.
          We continuously evaluate potential acquisitions. We may not be able to complete any acquisitions on favorable terms or at all. Acquisitions present risks that could materially and adversely affect our business and financial performance, including:
•	the diversion of our management’s attention from our everyday business activities;

•	the contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, the acquired business, including managing such acquired businesses either through our senior management team or the management of such acquired business; and

•	the need to expand management, administration, and operational systems.
          If we make such acquisitions we cannot predict whether:
•	we will be able to successfully integrate the operations and personnel of any new businesses into our business;

•	we will realize any anticipated benefits of completed acquisitions; or

•	there will be substantial unanticipated costs associated with acquisitions, including potential costs associated with environmental liabilities undiscovered at the time of acquisition.
          In addition, future acquisitions by us may result in:
•	potentially dilutive issuances of our equity securities;

•	the incurrence of additional debt;

•	restructuring charges; and

•	the recognition of significant charges for depreciation and amortization related to intangible assets.
          We may in the future make investments in or acquire companies or commence operations in businesses and industries that are outside of those areas that we have operated historically. We cannot assure that we will be successful in managing any new business. If these investments, acquisitions or arrangements are not successful, our earnings could be materially adversely affected by increased expenses and decreased revenues.
We intend to develop “greenfield” projects which are subject to risks commonly associated with such projects.
          We intend to develop “greenfield” projects, either on our own or through joint ventures. There are risks commonly associated with the start-up of such projects which could result in operating difficulties or delays in the start-up period and may cause us not to achieve our planned production, timing, quality, environmental or cost projections, which could have a material adverse effect on our results of operations, financial condition and cash flows. These risks include, without limitation, difficulties in obtaining permits, equipment failures or damage, errors or miscalculations in engineering, design specifications or equipment manufacturing, faulty construction or workmanship, defective equipment or installation, human error, industrial accidents, weather conditions, failure to comply with environmental and other permits, and complex integration of processes and equipment.
The markets in which we operate are highly competitive. Competitive pressures from existing and new companies could have a material adverse effect on our financial condition and results of operations.
          The markets for scrap metal are highly competitive, both in the purchase of raw scrap and the sale of processed scrap. We compete to purchase raw scrap with numerous independent recyclers, large public scrap processors and smaller scrap companies. Successful procurement of materials is determined primarily by the price and promptness of payment for the raw scrap and the proximity of the processing facility to the source of the unprocessed scrap. We occasionally face competition for purchases of unprocessed scrap from producers of steel products, such as integrated steel mills and mini-mills, which have vertically integrated their operations by entering the scrap metal recycling business. Many of these producers have substantially greater financial, marketing and other resources. If we are unable to compete with these other companies in procuring raw scrap, our operating costs could increase.
          We compete in a global market with regard to the sale of processed scrap. Competition for sales of processed scrap is based primarily on the price, quantity and quality of the scrap metals, as well as the level of service provided in terms of consistency of quality, reliability and timing of delivery. To the extent that one or more of our competitors becomes more successful with respect to any key factor, our ability to attract and retain consumers could be materially and adversely affected. Our scrap metal processing operations also face competition from substitutes for prepared ferrous scrap, such as pre-reduced iron pellets, hot briquetted iron, pig iron, iron carbide and other forms of processed iron. The availability of substitutes for ferrous scrap could result in a decreased demand for processed ferrous scrap, which could result in lower prices for such products.
          Our lead fabricating operations compete against two fabricators of similar products in the Southwest who distributes nationally, and several smaller regional producers of competing products across much of our product line. To a lesser extent, we also compete against products imported from Central and South America, Canada, Europe and Asia. To the extent that one or more of our competitors becomes more successful with respect to any key factor, or new competition enters our markets, our ability to attract and retain consumers could be materially and adversely affected.
Unanticipated disruptions in our operations or slowdowns by our shipping companies could adversely affect our ability to deliver our products, which could materially and adversely affect our revenues and our relationship with our consumers.
          Our ability to process and fulfill orders and manage inventory depends on the efficient and uninterrupted operation of our facilities. In addition, our products are usually transported to consumers by third-party truck, rail carriers and barge services. As a result, we rely on the timely and uninterrupted performance of third party shipping companies and dock workers. Any interruption in our operations or interruption or delay in transportation services could cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused or result in higher transportation costs. As a result, our relationships with our consumers and our revenues and results of operations and financial condition could be materially and adversely affected.
Our operations consume large amounts of electricity and natural gas, and shortages, supply disruptions or substantial increases in the price of electricity and natural gas could adversely affect our business.
          The successful operation of our facilities depends on an uninterrupted supply of electricity.

Accordingly, we are at risk in the event of an energy disruption. The electricity industry has been adversely affected by shortages in regions outside of the locations of our facilities. Prolonged black-outs or brown-outs or disruptions caused by natural disasters such as hurricanes would substantially disrupt our production. Any such disruptions could materially and adversely affect our operating results and financial condition. Electricity prices have become more volatile with substantial increases over the past year. Additional prolonged substantial increases would have an adverse effect on the costs of operating our facilities and would negatively impact our gross margins unless we were able to fully pass through the additional expense to our consumers.
          We depend on an uninterrupted supply of natural gas in our de-ox and lead fabricating facilities. Supply for natural gas depends primarily upon the number of producing natural gas wells, wells being drilled, completed and re-worked, the depth and drilling conditions of these wells and access to dependable methods of delivery. The level of these activities is primarily dependent on current and anticipated natural gas prices. Many factors, such as the supply and demand for natural gas, general economic conditions, political instability or armed conflict in worldwide natural gas producing regions and global weather patterns including natural disasters such as hurricanes affect these prices. Natural gas prices have become very volatile. Additional prolonged substantial increases would have an adverse effect on the costs of operating our facilities and would negatively impact our gross margins unless we were able to fully pass through the additional expense to our consumers. We purchase most of our electricity and natural gas requirements in local markets for relatively short periods of time. As a result, fluctuations in energy prices can have a material adverse effect on the costs of operating our facilities and our operating margins and cash flow.
The loss of any member of our senior management team or a significant number of our managers could have a material adverse effect on our ability to manage our business.
          Our operations depend heavily on the skills and efforts of our senior management team, including Carlos E. Agüero, our Chairman, President and Chief Executive Officer, Michael J. Drury, our Executive Vice-President, and the other employees who constitute our executive management team. In addition, we rely substantially on the experience of the management of our subsidiaries with regard to day-to-day operations. We have employment agreements with Messrs. Agüero and Drury and certain other members of our management team that expire in December 2009. However, there can be no assurance that we will be able to retain the services of any of these individuals. We face intense competition for qualified personnel, and many of our competitors have greater resources than we have to hire qualified personnel. The loss of any member of our senior management team or a significant number of managers could have a material adverse effect on our ability to manage our business.
The concentration of our consumers and our exposure to credit risk could have a material adverse effect on our results of operations and financial condition.
          Sales to our ten largest consumers represented approximately 55.4% of consolidated net sales for the year ended December 31, 2008 and 28.7% of consolidated net sales for the year ended December 31, 2007. Sales to our largest consumer represented approximately 30.0% of consolidated net sales for the year ended December 31, 2008 and 8.4% of consolidated net sales for the year ended December 31, 2007. In connection with the sale of our products, we generally do not require collateral as security for consumer receivables. We have significant balances owing from some consumers that operate in cyclical industries and under leveraged conditions that may impair the collectibility of those receivables. The loss of a significant consumer or our inability to collect accounts receivable would negatively impact our revenues and profitability and could materially and adversely affect our results of operations and financial condition.

A significant increase in the use of scrap metal alternatives by current consumers of processed scrap metals could reduce demand for our products.
          During periods of high demand for scrap metals, tightness can develop in the supply and demand balance for ferrous scrap. The relative scarcity of ferrous scrap, particularly the “cleaner” grades, and its high price during such periods have created opportunities for producers of alternatives to scrap metals, such as pig iron and direct reduced iron pellets, to offer their products to our consumers. Although these alternatives have not been a major factor in the industry to date, the use of alternatives to scrap metals may proliferate in the future if the prices for scrap metals rise or if the levels of available unprepared ferrous scrap decrease. As a result, we may be subject to increased competition which could adversely affect our revenues and materially and adversely affect our operating results and financial condition.
Our operations are subject to stringent regulations, particularly under applicable environmental laws, which could subject us to increased costs.
          The nature of our business and previous operations by others at facilities owned or operated by us make us subject to significant government regulation, including stringent environmental laws and regulations. Among other things, these laws and regulations impose comprehensive statutory and regulatory requirements concerning, among other matters, the treatment, acceptance, identification, storage, handling, transportation and disposal of industrial by-products, hazardous and solid waste materials, waste water, storm water effluent, air emissions, soil contamination, surface and ground water pollution, employee health and safety, operating permit standards, monitoring and spill containment requirements, zoning, and land use, among others. Various laws and regulations set prohibitions or limits on the release of contaminants into the environment. Such laws and regulations also require permits to be obtained and manifests to be completed and delivered in connection with the operations of our businesses, and in connection with any shipment of prescribed materials so that the movement and disposal of such material can be traced and the persons responsible for any mishandling of such material can be identified. This regulatory framework imposes significant actual, day-to-day compliance burdens, costs and risks on us. Violation of such laws and regulations may and do give rise to significant liability, including fines, damages, fees and expenses, and closure of a site. Generally, the governmental authorities are empowered to act to clean up and remediate releases and environmental damage and to charge the costs of such cleanup to one or more of the owners of the property, the person responsible for the release, the generator of the contaminant and certain other parties or to direct the responsible party to take such action. These authorities may also impose a penalty or other liens to secure the parties’ reimbursement obligations.
          Environmental legislation and regulations have changed rapidly in recent years, and it is possible that we will be subject to even more stringent environmental standards in the future. For these reasons, future capital expenditures for environmental control facilities cannot be predicted with accuracy; however, if environmental control standards become more stringent, our compliance expenditures could increase substantially. Due to the nature of our lead fabricating and scrap metal recycling businesses, it is likely that inquiries or claims based upon environmental laws may be made in the future by governmental bodies or individuals against us and any other scrap metal recycling entities that we may acquire. The location of some of our facilities in urban areas may increase the risk of scrutiny and claims. We cannot predict whether any such future inquiries or claims will in fact arise or the outcome of such matters. Additionally, it is not possible to predict the amounts of all capital expenditures or of any increases in operating costs or other expenses that we may incur to comply with applicable environmental requirements, or whether these costs can be passed on to consumers through product price increases.
          Moreover, environmental legislation has been enacted, and may in the future be enacted, to create liability for past actions that were lawful at the time taken but that have been found to affect the environment and to create public rights of action for environmental conditions and activities. As is the case with lead fabricating and scrap metal recycling businesses in general, if damage to persons or the environment has been caused, or is in the future caused, by hazardous materials activities of us or our predecessors, we may be fined and held liable for such damage. In addition, we may be required to remedy such conditions and/or change procedures. Thus, liabilities, expenditures, fines and penalties associated with environmental laws and regulations might be imposed on us in the future, and such liabilities, expenditures, fines or penalties might have a material adverse effect on our results of operations and financial condition.
          We are subject to potential liability and may also be required from time to time to clean up or take certain remedial action with regard to sites currently or formerly used in connection with our operations. Furthermore, we may be required to pay for all or a portion of the costs to clean up or remediate sites we never owned or on which we never operated if we are found to have arranged for transportation, treatment or disposal of pollutants or hazardous or toxic substances on or to such sites. We are also subject to potential liability for environmental damage that our assets or operations may cause nearby landowners, particularly as a result of any contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such assets or operations. Any substantial liability for environmental damage could materially adversely affect our operating results and financial condition, and could materially adversely affect the marketability and price of our stock.
          Certain of our sites are contaminated, and we are responsible for certain off-site contamination as well. Such sites may require investigation, monitoring and remediation. The existence of such contamination may result in federal, state, local and/or private enforcement or cost recovery actions against us, possibly resulting in disruption of our operations, and/or substantial fines, penalties, damages, costs and expenses being imposed against us. We expect to require future cash outlays as we incur costs relating to the remediation of environmental liabilities and post-remediation compliance. These costs may have a material adverse effect on our results of operations and financial condition.
          Environmental impairment liability insurance, which we only carry on our scrap processing facility in Syracuse for conditions existing there prior to our purchase of the property, is prohibitively expensive and limited in the scope of its coverage. Our general liability insurance policies in most cases do not cover environmental damage. If we incur significant liability for environmental damage not covered by insurance; or for which we have not adequately reserved; or for which we are not adequately indemnified by third parties; our results of operations and financial condition could be materially adversely affected.
          In the past we have upon occasion been found not to be in compliance with certain environmental laws and regulations, and have incurred fines associated with such violations which have not been material in amount. We may in the future incur additional fines associated with similar violations. We have also paid some or all of the costs of certain remediation actions at certain sites. On occasion these costs have been material. Material fines, penalties, damages and expenses resulting from additional compliance issues and liabilities might be imposed on us in the future.
          Due diligence reviews in connection with our acquisitions to date and environmental assessments of our operating sites conducted by independent environmental consulting firms have revealed that some soil, surface water and/or groundwater contamination, including various metals, arsenic, petrochemical byproducts, waste oils, and volatile organic compounds, is present at certain of our operating sites. Based on our review of these reports, we believe that it is possible that migratory contamination at varying levels may exist at some of our sites, and we anticipate that some of our sites could require investigation, monitoring and remediation in the future. Moreover, the costs of such remediation could be material. The existence of contamination at some of our facilities could adversely affect our ability to sell these properties if we choose to sell such properties, and, may generally require us to incur significant costs to take advantage of any future selling opportunities.

          We believe that we are currently in material compliance with applicable statutes and regulations governing the protection of human health and the environment, including employee health and safety. We can give no assurance, however, that we will continue to be in compliance or to avoid material fines, penalties and expenses associated with compliance issues in the future.
If more of our employees become members of unions, our operations could be subject to interruptions, which could adversely affect our results of operations and cash flow.
          As of June 30, 2009, approximately 52 of our employees located at our facility in Granite City, Illinois were represented by the United Steelworkers of America and approximately 18 of our employees located at our scrap processing facility in Akron, Ohio were represented by the Chicago and Midwest Joint Board, formerly an affiliate of Unite Here. Our agreement with the United Steelworkers of America expires on March 15, 2011 and our agreement with the Joint Board expires on June 25, 2011. Although we are not aware at this time of any current attempts to organize other employees of ours, our employees may organize in the future. If we are unable to successfully renegotiate the terms of the contracts governing our employees currently or in the future or if we experience any extended interruption of operations at any of our facilities as a result of strikes or other work stoppages, our results of operations and cash flows could be materially and adversely affected.
Our operations present significant risk of injury or death. We may be subject to claims that are not covered by or exceed our insurance.
          Because of the heavy industrial activities conducted at our facilities, there exists a risk of injury or death to our employees or other visitors, notwithstanding the safety precautions we take. Our operations are subject to regulation by federal, state and local agencies responsible for employee health and safety, including the Occupational Safety and Health Administration (“OSHA”), which has from time to time levied fines against us for certain isolated incidents. While we have in place policies to minimize such risks, we may nevertheless be unable to avoid material liabilities for any employee death or injury that may occur in the future. These types of incidents may not be covered by or may exceed our insurance coverage and may have a material adverse effect on our results of operations and financial condition.
Our business is seasonal and affected by weather conditions, which could have an adverse effect on our revenues and operating results.
          Both of our business segments generally experience seasonal slowness in the months of July and December, as consumers tend to reduce production and inventories. In addition, periodic maintenance shutdowns or labor disruptions at our larger consumers may have an adverse impact on our operations. Our operations can also be adversely affected by periods of inclement weather, particularly during the winter and during the hurricane season in the Southeast region of the United States, which can adversely impact industrial and construction activity as well as transportation and logistics.
Risks Relating to Our Common Stock
We do not expect to pay any dividends for the foreseeable future. Our stockholders may never obtain a return on their investment.
          We have never declared or paid dividends on our common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future. Instead, we anticipate that all our earnings, if any, in the foreseeable future will be used to finance the operation and growth of our business. In addition, our ability to pay dividends to holders of our capital stock is limited by our senior secured credit facilities, term notes and our outstanding convertible notes. Any future determination to pay dividends on our common stock is subject to the discretion of our Board of Directors and will depend upon various factors, including, without limitation, our results of operations and financial condition.
Our amended and restated certificate of incorporation, our bylaws, Delaware law and certain instruments binding on us contain provisions that could discourage a change in control.
          Some provisions of our amended and restated certificate of incorporation and bylaws, as well as Delaware law, may be deemed to have an anti-takeover effect or may delay or make more difficult an acquisition or change in control not approved by our Board of Directors, whether by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change in control, although such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management team without the concurrence of our Board of Directors. In addition, our outstanding convertible notes and certain of our warrants also contain change in control provisions that could discourage a change in control.
We have incurred and will continue to incur significant increased costs in order to assess our internal controls over financial reporting and our internal controls over financial reporting may be found to be deficient.
          Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess its internal controls over financial reporting and requires auditors to attest to that assessment. Current regulations of the Securities and Exchange Commission, or SEC, require us to include this assessment and attestation in our Annual Report on Form 10-K for each of our fiscal years.
          We have incurred and will continue to incur significant increased costs in maintaining compliance with existing subsidiaries, implementing and testing controls at recently acquired subsidiaries and responding to the new requirements. In particular, the rules governing the standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex and require significant documentation, testing and possible remediation. Our process of reviewing, documenting and testing our internal controls over financial reporting may cause a significant strain on our management, information systems and resources. We may have to invest in additional accounting and software systems. We have been and may continue to be required to hire additional personnel and to use outside legal, accounting and advisory services. In addition, we will incur additional fees from our auditors as they perform the additional services necessary for them to provide their attestation. If we are unable to favorably assess the effectiveness of our internal control over financial reporting when we are required to, we may be required to change our internal control over financial reporting to remediate deficiencies. In addition, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.
The market price of our common stock has been volatile over the past twelve months and may continue to be volatile.
          The market price of our common stock has been volatile over the past twelve months and it may continue to be volatile. We cannot predict the price at which our common stock will trade in the future and it may decline. The price at which our common stock trades may fluctuate significantly and may be influenced by many factors, including our financial results, developments generally affecting our industries, the performance of each of our business segments, our capital structure (including the amount of our indebtedness), general economic, industry and market conditions, especially in light of the current economic crisis in the United States and elsewhere, the depth and liquidity of the market for our common stock, fluctuations in metal prices, investor perceptions of our business and us, reports by industry analysts, negative announcements by our customers, competitors or suppliers regarding their own performances, and the impact of other “Risk Factors” discussed in this prospectus supplement and the accompanying prospectus.
Future sales of our common stock, including sales of our common stock acquired upon the exercise of outstanding options or warrants or upon conversion of our outstanding convertible notes, may cause the market price of our common stock to decline.
          We had 40,401,724 shares of common stock outstanding as of June 30, 2009. In addition, as of June 30, 2009, options to purchase an aggregate of 1,488,748 shares of our common stock were outstanding, of which 909,989 were vested. All remaining options will vest over various periods ranging up to a three-year period measured from the date of grant. As of June 30, 2009, the weighted-average exercise price of the vested stock options was $7.58 per share. As of June 30, 2009, we also had warrants to purchase an aggregate of 1,424,231 shares of common stock outstanding, at an average exercise price of $12.88 per share and convertible notes in the principal amount of $84.9 million outstanding, which are convertible at a price of $14.00 per share. The convertible notes contain “weighted average” anti-dilution protection which provides for an adjustment of the conversion price of the notes in the event that we issue shares of our common stock or securities convertible or exercisable for shares of our common stock at a price below the conversion price of the notes. The amount of any such adjustment will depend on the price such securities are sold at and the number of shares issued or issuable in such transaction. As a result of the gross proceeds raised in this offering, we do not believe that the conversion price is subject to adjustment. We also may issue additional shares of stock in connection with our business, including in connection with acquisitions and financings, including this offering, and may grant additional stock options to our employees, officers, directors and consultants under our stock option plans or warrants to third parties. If a significant portion of these shares were sold in the public market, the market value of our common stock could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain forward-looking statements regarding our future performance. All forward-looking information is inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in this prospectus supplement and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein. In addition, such “Risk Factors” may be updated from time to time by our filings under the Securities Exchange Act of 1934. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this prospectus supplement and the accompanying prospectus other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. With respect to the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
          These forward-looking statements speak only as of the date each such statement is made. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise, and we do not intend to provide such updates.

USE OF PROCEEDS
          The net proceeds of this offering will be approximately $24.6 million, after deducting estimated offering expenses (or $27.1 million if the underwriter’s over-allotment option is exercised in full). We expect to use approximately $17.3 million of the net proceeds from this offering to repay a portion of our outstanding term debt under one of our term loans and the remainder for working capital and other general corporate purposes. As of June 30, 2009, our outstanding debt under such credit facility was approximately $57.2 million. Interest under this term loan accrues at (i) (A) the greater of 7.5% per annum and the “reference rate” (a rate determined by reference to the prime rate) plus (B) 6.5% or (ii) at our election, (A) the greater of 4.5% per annum and the current LIBOR rate plus (B) 9.5% (an effective rate of 14.0% as of June 30, 2009). The term loan matures on June 30, 2013. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term interest-bearing investment grade instruments.

PRICE RANGE OF COMMON STOCK
          Trading in our common stock commenced on the American Stock Exchange (now known as NYSE Amex) on March 15, 2005 under the symbol “MEA.” The table below sets forth, on a per share basis for the period indicated, the high and low closing sale prices for our common stock as reported by NYSE Amex.

	Price Range
	High	Low
Year End December 31, 2009
First Quarter	$3.66	$1.41
Second Quarter	$5.26	$1.81
Third Quarter (through August 10, 2009)	$4.99	$3.31
Year End December 31, 2008
First Quarter	$13.00	$8.80
Second Quarter	$18.44	$9.71
Third Quarter	$17.60	$5.00
Fourth Quarter	$5.35	$1.27
Year End December 31, 2007
First Quarter	$5.12	$4.36
Second Quarter	$8.51	$4.56
Third Quarter	$9.34	$6.34
Fourth Quarter	$12.86	$8.57
DIVIDEND POLICY
          We have never declared or paid dividends on our common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future. Instead, we anticipate that all our earnings, if any, in the foreseeable future will be used to finance the operation and growth of our business. In addition, our ability to pay dividends to holders of our capital stock is limited by our senior secured credit facility. Any future determination to pay dividends on our common stock is subject to the discretion of our Board of Directors and will depend upon various factors, including, without limitation, our results of operations and financial condition. In addition, at this time our senior secured credit facility prohibits the payment of dividends. We have no preferred stock outstanding.

CAPITALIZATION
          The following table sets forth our capitalization as of June 30, 2009:
•	on an actual basis, without giving effect to this offering;

•	on a pro forma basis to reflect the repayment of certain debt and the true-up under our exchange offer that occurred after June 30, 2009; and

•	on an as adjusted basis to reflect the sale of the 6,000,000 shares of common stock offered by us, after deducting estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option) and the application of approximately $24.6 million of the net proceeds, including the repayment of a portion of our outstanding debt as set forth under the “Use of Proceeds” in this prospectus supplement.
          This capitalization table should be read in conjunction with management’s discussion and analysis of results of operations and our consolidated financial statements and related notes included in our Form 10-Q for the quarter ended June 30, 2009 and incorporated by reference into this prospectus supplement.

	As of June 30, 2009
			Pro Forma,
			As
	Actual	Pro Forma	Adjusted
	(in thousands)
Total debt	$147,198	$136,234	118,903

Shareholders’ equity

Preferred stock, par value $0.001, 10 million shares authorized, no shares issued or outstanding, actual, pro forma and pro forma, as adjusted	—	—	—

Common stock, par value $.001, 100 million shares authorized, 40,401,724 shares issued and outstanding, actual and pro forma; 46,401,724 shares issued and outstanding, pro forma, as adjusted (1)	40	40	46

Additional paid in capital	141,721	141,721	166,271

Accumulated other comprehensive loss, net	(791)	(791)	(791)

Retained deficit	(19,900)	(18,070)	(18,070)

Total shareholders’ equity	$120,980	$122,900	$147,456

Total capitalization	$268,187	$259,134	$266,359

(1)	Outstanding shares of common stock as of June 30, 2009 does not include:
•	1,488,748 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $9.44 per share, under our stock plans;

•	1,424,231 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $12.88 per share;

•	6,066,070 shares of common stock issuable upon conversion of our outstanding 7.0% senior unsecured convertible notes convertible at a conversion price of $14.00 per share; and

•	4,040,172 additional shares of common stock reserved for future issuance under our stock option plans.

DESCRIPTION OF COMMON STOCK
          The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our amended and restated certificate of incorporation and our amended and restated bylaws, both of which are on file with the SEC as exhibits to previous SEC filings. The summary below is also qualified by provisions of applicable law.
          Our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share. Upon consummation of this offering, 46,405,950 shares of our common stock will be outstanding. The total number of shares of common stock outstanding after this offering is based on 40,405,950 shares outstanding as of August 7, 2009. This number excludes:
•	1,484,748 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $9.43 per share, under our stock plans;

•	1,424,231 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $12.88 per share;

•	5,829,320 shares of common stock issuable upon conversion of our outstanding 7% senior unsecured convertible notes convertible at a conversion price of $14.00 per share; and

•	4,640,595 additional shares of common stock reserved for future issuance under our stock option plans.
          The holders of common stock are entitled to one vote for each share held of record on all matters on which our stockholders are entitled to vote. The holders of common stock are entitled to receive, ratably, dividends when, as and if declared by our Board of Directors. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled, subject to the rights of the holders of preferred stock, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock having preference over the common stock at the time of such liquidation, dissolution or winding-up.
          The holders of common stock have no preemptive or conversion rights and they are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.
          The transfer agent for our common stock is Corporate Stock Transfer, Inc. The transfer agent’s address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Our common stock is quoted on the NYSE Amex under the symbol “MEA.”

UNDERWRITING
          We intend to offer shares of our common stock through the underwriter, Canaccord Adams Inc. We have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the number of shares of our common stock listed opposite its name below.

Number of
Underwriter	Shares
Canaccord Adams Inc.	6,000,000

Total	6,000,000

          The underwriter has agreed to purchase all of the shares of our common stock (other than those covered by the over-allotment option described below) sold under the underwriting agreement if any of these shares of common stock are purchased. The underwriter is offering the shares of our common stock, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the common stock and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
          We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.
Commissions and Discounts
          In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. In addition, we have agreed to reimburse the underwriter for the fees incurred by them in connection with the offering in an amount not to exceed $150,000. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8.0% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.
          The expenses of the offering are estimated to be approximately $500,000 and are payable by us.
Over-Allotment Option
          We have granted an option to the underwriter to purchase up to 600,000 additional shares of our common stock at $4.18. The underwriter may exercise this option at any time and from time to time for 30 days from the date of this prospectus supplement solely to cover any over-allotments.
No Sale of Similar Securities
          We, our executive officers and directors, and certain of our stockholders have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriter, subject to limited exceptions, offer, sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or enter into any swap or other arrangement that transfers any economic consequences of ownership of our common stock or other securities that are substantially similar to our common stock, or securities convertible into or exercisable or exchangeable for warrants or other rights to purchase our common stock and other securities. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement (in the case of certain of our stockholders and officers, all of the shares held by such stockholders and officers will be subject to these restrictions during the first 15 days of the lock up period and during the remaining 75 days of the lock up period (i) 25% of the shares held by such stockholders and (ii) an aggregate of 160,000 shares held by such officers, will no longer be subject to these restrictions). At any time and without public notice, the underwriter may in its sole discretion release all or some of the securities from these lock-up agreements.
Price Stabilization and Short Positions
          Until distribution of the shares of our common stock is completed, SEC rules may limit the underwriter from bidding for and purchasing shares of our common stock. However, the underwriter may engage in transactions that stabilize the price of the shares of our common stock, such as bids or purchases to peg, fix or maintain that price.
          If the underwriter creates a short position in our common stock in connection with this offering, i.e., if its sells more shares of our common stock than are listed on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing shares of our common stock in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of shares of our common stock to stabilize its price or to reduce a short position may cause the price of shares of our common stock to be higher than it might be in the absence of such purchases.
          The underwriter also may impose a penalty bid, whereby the underwriter may reclaim selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account if the underwriter repurchases the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the shares of our common stock in that it discourages resales of those shares of our common stock.
          The underwriter has advised us that these transactions may be effected on the NYSE Amex or otherwise. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Relationship with Metalico, Inc.
          In the ordinary course of business, the underwriter and its affiliates have and may in the future engage in investment banking or other transactions of financial nature with us, including the provision of certain advisory services to us or financing transactions for which they have and may in the future receive customary compensation.
LEGAL MATTERS
          Certain legal matters relating to the validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Lowenstein Sandler P.C.,

Roseland, New Jersey. As of the date of this prospectus supplement, a member of Lowenstein Sandler P.C. holds an aggregate of 28,000 shares of our common stock. Goodwin Procter LLP, Boston, Massachusetts, is acting as counsel for the underwriter in connection with certain legal matters related to this offering.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Copies of our SEC filings are also available through our website (http://www.metalico.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC. We do not incorporate by reference into this prospectus supplement or the accompanying prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus supplement or the accompanying prospectus.
          We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 to register the common stock offered by this prospectus supplement. This prospectus supplement, which along with the accompanying prospectus, constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits to the registration statement. A copy of the registration statement may be inspected, without charge, at the offices of the SEC at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549, upon the payment of any fees required by the SEC. The registration statement is also available on the SEC’s website at http://www.sec.gov.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          The SEC allows us to “incorporate” into this prospectus supplement information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus supplement.
          Information contained in this prospectus supplement and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement automatically modifies and supersedes previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
          We incorporate by reference the documents listed below into this prospectus supplement and the accompanying prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) or the Exchange Act until we close this offering. The following documents are specifically incorporated by reference:
          (1) Our annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 16, 2009;

          (2) Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 14, 2009 for our annual meeting of stockholders held on June 23, 2009;
          (3) Our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed with the SEC on May 11, 2009 and July 28, 2009, respectively;
          (4) Our current reports on Form 8-K filed with the SEC on April 24, 2009, June 5, 2009 and July 28, 2009; and
          (5) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 10, 2005, including any amendments or reports filed for the purpose of updating that description.
          We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report.
          We will provide each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement. We will provide this information upon written or oral request at no charge to the requester. The request for this information must be made to the following:
Metalico, Inc.
186 North Avenue East
Cranford, New Jersey 07016
(908) 497-9610
Attention: General Counsel
          You should rely only on the information provided in and incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of these documents.

PROSPECTUS
$150,000,000
Metalico, Inc.
Common Stock
Preferred Stock
Warrants
Debt Securities
Depositary Shares
     We may offer to the public, from time to time, in one or more series or issuances:
•	shares of our common stock:

•	shares of our preferred stock:

•	warrants (including subscription rights) to purchase shares of our common stock, preferred stock and/or debt securities;

•	debt securities consisting of debentures, notes or other evidences of indebtedness; or

•	depositary shares.
The aggregate public offering price of the securities offered by this prospectus will not exceed $150,000,000.
     This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by an applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” before you make your investment decision.
     We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.
     Our common stock is traded on the NYSE Alternext (formerly the American Stock Exchange) under the symbol “MEA.” On December 5, 2008, the last reported sale price of our common stock as reported on the NYSE Alternext was $2.08 per share.
     Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 5 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 18, 2008

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in or incorporated by reference in this prospectus, as supplemented or amended from time to time by us, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained in this prospectus or any prospectus supplement is correct as of any time subsequent to the date of this prospectus or such prospectus supplement.

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell, in one or more offerings, any or all of the securities described in this prospectus, separately or together, up to an aggregate initial offering price of $150,000,000. This prospectus provides you with a general description of our securities being offered. When we issue the shares being offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”
BUSINESS SUMMARY
Overview
     Metalico, Inc. (“Metalico” or “we,” “us,” or “our”) operates in twenty-five locations in two distinct business segments: (a) scrap metal recycling (“Scrap Metal Recycling”), and (b) lead metal product fabricating (“Lead Fabricating”).
     We maintain a small corporate team that sets our strategic goals and overall strategy. We manage our operations on a decentralized basis, allowing each subsidiary autonomy for its purchasing and sales. The corporate team approves all acquisitions and operating budgets, allocates capital to the business units based upon expected returns and risk levels, establishes succession plans, ensures operations maintain a consistent level of quality, evaluates risk and holds the management of each business unit accountable for the performance of its respective business unit.
Scrap Metal Recycling
     We have concentrated on acquiring and successfully consolidating scrap operations by initially acquiring companies to serve as platforms into which subsequent acquisitions would be integrated. We believe that through the integration of our acquired businesses, we have enhanced our competitive position and profitability of the operations because of broader distribution channels, elimination of redundant functions, greater utilization of operating assets, and improved managerial and financial resources.
     We are one of the largest full-service metals recyclers in upstate and Western New York, with seven recycling facilities located in that regional market. We have expanded our regional market by acquiring scrap processing facilities in Akron, Ohio, Newark, New Jersey, Quarryville, Pennsylvania, Western Pennsylvania and Colliers, West Virginia. Our operations primarily involve the collection and processing of ferrous and non-ferrous metals. We collect industrial and obsolete scrap metal, process it into reusable forms and supply the recycled metals to our ultimate consumers, including electric arc furnace mills, integrated steel mills, foundries, secondary smelters, aluminum recyclers and metal brokers. We acquire unprocessed scrap metals primarily in our local and regional markets and sell to consumers nationally and in Canada as well as to exporters and international brokers. We are also able to supply quantities of scrap aluminum to our aluminum recycling facility and scrap lead to our lead fabricating subsidiaries. We believe that we provide comprehensive product offerings of both ferrous and non-ferrous scrap metals.
     Our platform scrap facilities in upstate New York, Akron, Ohio and Western Pennsylvania have ready access to both highway and rail transportation, a critical factor in our business. In the Pittsburgh market, we have waterfront access with barge loading and unloading capabilities. In addition to buying, processing and selling ferrous and non-ferrous scrap metals, we manufacture de-oxidizing aluminum (“de-ox”), a form of refined aluminum, for the steel industry. In May 2007, we acquired Tranzact Corporation, a recycler of molybdenum, tantalum and tungsten scrap located in Quarryville, Pennsylvania. In July 2007, we acquired a majority interest in Totalcat Group, Inc., a recycler and manufacturer of catalytic devices from which we obtain platinum, palladium and rhodium, headquartered in Newark, New Jersey. In January 2008, we acquired the assets of American CatCon, another recycler of catalytic devices, in Buda and Dallas, Texas, and Gulfport, Mississippi. In May 2008, we acquired Neville Metals, Assad Iron and Metals, Inc., Neville Recycling LLC and Platt Properties, LLC, an affiliated group of scrap metal recycling operations headquartered in Western Pennsylvania with a satellite yard in Colliers, West Virginia. These recent acquisitions have demonstrated our strategy of diversifying our metal mix, which we believe mitigates our exposure to volatile commodity prices.
     Our metal recycling business has collection and processing facilities in the following locations:

Number of
Location	Facilities
Buffalo, New York	1
Niagara Falls, New York	1
Lackawanna, New York (Hamburg)	1
Rochester, New York	3
Syracuse, New York	1
Newark, New Jersey	1
Akron, Ohio	1
Quarryville, Pennsylvania	1
West Chester, Pennsylvania	1
Pittsburgh/Western Pennsylvania	5
Colliers, West Virginia	1
Buda, Texas	1
Dallas, Texas	1
Gulfport, Mississippi	1
     Ferrous Scrap Industry. Our ferrous (iron-based) products primarily include sheared and bundled scrap metal and other scrap metal, such as turnings and busheling and broken cast iron. We and others in our industry anticipate that the demand for recycled ferrous metals will increase due to the continuing transformation of the world’s steel producers from virgin iron ore-based blast furnaces to newer, technologically advanced electric arc furnace mini-mills. The electric arc furnace process, which primarily uses recycled metal compared with the traditional steel-making process that uses significantly less recycled metal, is more environmentally sound and energy efficient. By recycling steel, scarce natural resources are preserved and the need to disrupt the environment with the mining of virgin iron ore is reduced. Further, when recycled metal is used instead of iron ore for new steel production, air and water pollution generated by the production process decreases and energy demand is reduced. Currently, almost half of domestic steel and much of foreign-based steel is produced using scrap in the electric arc furnace process.
     Non-Ferrous Scrap Industry. We also sort, process and package non-ferrous metals, which include aluminum, copper, stainless steel, brass, nickel-based alloys and high-temperature alloys, using similar techniques and through application of our technologies. The geographic markets for non-ferrous scrap tend to be larger than those for ferrous scrap due to the higher unit selling prices of non-ferrous metals, which justify the cost of shipping over greater distances. Non-ferrous scrap is sold under multi-load commitments or on a single-load spot basis, either mill-direct or through brokers, to intermediate or end-users which include smelters, foundries and aluminum sheet and ingot manufacturers. Secondary smelters, utilizing processed non-ferrous scrap as raw material, can produce non-ferrous metals at a lower cost than primary smelters producing such metals from ore. This is due to the significant savings in energy consumption, environmental compliance, and labor costs enjoyed by the secondary smelters. These cost advantages, and the long lead-time necessary to construct new non-ferrous primary smelting facilities, have generally resulted in sustained demand and strong prices for processed non-ferrous scrap during periods of high demand for finished non-ferrous metal products.
     Platinum Group Metal Scrap Industry. We recycle the platinum group metals (“PGMs”), platinum, palladium, and rhodium from the substrate material retrieved from the recycling of catalytic converters. We had traditionally purchased and processed catalytic converters at our existing scrap facilities on a small scale and expanded into this industry on a larger scale with the acquisitions of the Totalcat Group in July 2007 and American CatCon in January 2008. The scrap catalytic device collection market is highly fragmented and characterized by a large number of suppliers dealing with a wide range of volumes. Converters for recycling are obtained worldwide from networks of auto dismantlers, scrap yards, parts dealers, and manufacturers. The supply chain network has tended to develop regionally because the economics of collecting and distributing scrap converters to recyclers requires transportation from local scrap yards, often in small batches. Effective procurement is a key competitive strength and a significant barrier to entry as it requires significant knowledge and experience about the PGM loadings in different types of catalytic devices. The purchase price for converters is determined on the basis of PGM market prices and internal estimates of the amount of PGMs in each converter purchased. Once purchased, the converters are sorted and cut and the substrate material is removed and shipped to several third-party processors which remove the PGMs from the substrate material by means of chemical and mechanical processes. We use forward sales contracts with these substrate processors to hedge against the possibility of extremely volatile metal prices.
Lead Fabricating
     Through five physical operations located in four states, we consume approximately 93 million pounds of lead metal per year that are utilized in more than one hundred different base products. Our products are sold nationally into diverse industries such as roofing, plumbing, radiation shielding, electronic solders, ammunition, automotive, Department of Defense contractors, and others.
     Our Lead Fabricating and Recycling segment has facilities in the following locations:
Birmingham, Alabama
Granite City, Illinois
Carson City, Nevada
Healdsburg, California
Ontario, California
     Our sales are concentrated within four main product lines: sheet lead, shot, extruded strip lead, and cast lead. Sheet lead is produced in various sizes, thicknesses, and alloys based upon customer requirements. Sheets are rolled to various thicknesses, cut to customer specifications and shipped to roof flashing manufacturers, fabricators of radiation shielding, sound attenuation and roofing contractors and other users. Shot is produced and sold nationwide primarily to the recreational re-load market under the Lawrence and West Coast Shot brands. We also sell shot to cartridge manufacturers and industrial consumers. Shot is produced in several lead alloys and sizes. Strip lead is produced in rolls of various widths and lengths. Strip lead is used primarily in the roofing industry. Cast lead is typically sold in pig, ingot, brick and rectangular form. Extruded wire and bar are used in plumbing applications, stained glass production, the electronics industry and the radiation shielding industry. Extruded pipe is used in the plumbing and roofing industries. Extruded products are available in flats, rounds, stars, pipe, and custom designed configurations. Other lead products include roof flashings, lead wool, anodes and babbitt.
CORPORATE INFORMATION
     Metalico was originally organized as a Delaware corporation in 1997. In 1999 the original Metalico was merged into a Colorado corporation. Later that year, the surviving Colorado corporation was merged into a newly organized Delaware corporation named Metalico, Inc., which continues today as our holding company. Our common stock began trading on the NYSE Alternext (then known as the American Stock Exchange) on March 15, 2005 under the symbol “MEA.”
     Our principal executive offices are located at 186 North Avenue East, Cranford, New Jersey 07016, and our telephone number is (908) 497-9610. We maintain an Internet website at http://www.metalico.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

RISK FACTORS
     You should consider carefully the following risk factors in evaluating us, our business and an investment in our securities. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or a part of your investment. The risks below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.
Risks Relating To Our Business
Prices of commodities we own may be volatile, which may adversely affect our operating results and financial condition.
     Although we seek to turn over our inventory of raw or processed scrap metals as rapidly as possible, we are exposed to commodity price risk during the period that we have title to products that are held in inventory for processing and/or resale. Prices of commodities, including scrap metals, have been extremely volatile and have declined significantly during the current economic crisis in the United States and we expect this volatility to continue. Such volatility can be due to numerous factors beyond our control, including:
•	general domestic and global economic conditions, including metal market conditions;

•	competition;

•	the financial condition of our major suppliers and consumers;

•	the availability of imported finished metal products;

•	international demand for U.S. scrap;

•	the availability and relative pricing of scrap metal substitutes;

•	import duties and tariffs;

•	currency exchange rates; and

•	domestic and international labor costs.
Although we have historically attempted to raise the selling prices of our lead fabricating and scrap recycling products in response to an increasing price environment, competitive conditions may limit our ability to pass on price increases to our consumers. Specific to scrap recycling, in a decreasing price environment, we may not have the ability to fully recoup the cost of raw scrap we process and sell to our consumers.
     The volatile nature of metal commodity prices makes it difficult for us to predict future revenue trends as shifting international and domestic demand can significantly impact the prices of our products and effect anticipated future results. Most of our consumers purchase processed non-ferrous scrap according to a negotiated spot sales contract that establishes the price and quantity purchased for the month. We use forward sales contracts with PGM substrate processors to hedge against extremely volatile PGM metal prices. In the event our hedging strategy is not successful, our operating margins and operating results can be materially and adversely affected. In addition, the volatility of commodity prices, and the resulting unpredictability of revenues and costs, can adversely and materially affect our operating margins and other results of operations.
The profitability of our scrap recycling operations depends, in part, on the availability of an adequate source of supply.
     We depend on scrap for our operations and acquire our scrap inventory from numerous sources. These suppliers generally are not bound by long-term contracts and have no obligation to sell scrap metals to us. In periods of low industry prices, suppliers may elect to hold scrap waiting for higher prices. In addition, a slowdown in industrial production in the U.S. has reduced and could continue to reduce the supply of industrial scrap metal available to us. If an adequate supply of scrap metal is not available to us, we would be unable to recycle metals at desired volumes and our results of operations and financial condition would be materially and adversely affected.
The cyclicality of our industry could negatively affect our sales volume and revenues.
     The operating results of the scrap metals recycling industry in general, and our operations specifically, are highly cyclical in nature. They tend to reflect and be amplified by general economic conditions, both domestically and internationally. Historically, in periods of national recession or periods of slowing economic growth, the operating results of scrap metals recycling companies have been materially and adversely affected. For example, during recessions or periods of slowing economic growth, the automobile and the construction industries typically experience major cutbacks in production, resulting in decreased demand for steel, copper and aluminum. As a result of the current economic crisis in the United States and throughout the world, we have experienced significant fluctuations in demand and pricing for our products, which has materially and adversely affected our results of operations and financial condition. Our ability to withstand the significant economic downturn we are currently experiencing and those we may encounter in the future will depend in part on our levels of debt and equity capital, operating flexibility and access to liquidity.
The volatility of the import and export markets may adversely affect our operating results and financial condition.
     Our business may be adversely affected by increases in steel imports into the United States which will generally have an adverse impact on domestic steel production and a corresponding adverse impact on the demand for scrap metals domestically. Our operating results could also be negatively affected by strengthening or weakening in the US dollar. US dollar weakness provides some support to prices of commodities that are denominated in US dollars but with large non-US consumption and cost bases. For example, appreciation in the Chinese and Indian currencies have increased marginal costs of aluminum and iron ore production, thereby increasing the underlying cost basis for prices. Export markets, including Asia and in particular China, are important to the scrap metal recycling industry. Weakness in economic conditions in Asia and in particular slowing growth in China, could negatively affect us.
The volatility of lead pricing may impact our ability to sell product.
     Our lead fabricating facilities may be adversely impacted by increases or decreases in lead pricing. Changing lead markets may impact our ability to secure the volume of raw materials needed at pricing considered sustainable before driving consumers to substitute products. Disruptions in domestic or foreign lead refining capacity could impact our ability to secure enough raw materials to meet production requirements. Increases in the cost of lead could reduce the demand for lead products by making nonlead-bearing alternatives more cost attractive.
Our significant indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.
     As of September 30, 2008, we had $186.3 million of total debt outstanding, before the application of cash and cash equivalents of $18.1 million available for repayment of such indebtedness. Subject to certain restrictions, exceptions and financial tests set forth in certain of our debt instruments, we will incur additional indebtedness in the future. We anticipate our debt service payment obligations during the next twelve months, to be approximately $23.4 million, comprised of principal coming due within the next twelve months of $7.9 million plus interest of $15.5 million. As of September 30, 2008, approximately $78.3 million of our debt accrued interest at variable rates. We may experience material increases in our interest expense as a result of increases in general interest rate levels. Based on actual amounts outstanding as of September 30, 2008, if the interest rate on our variable rate debt were to increase by 1%, our annual debt service payment obligations would increase by approximately $672,000. The degree to which we are leveraged could have important negative consequences to the holders of our securities, including the following:
•	general domestic and global economic conditions, including metal market conditions;

•	a substantial portion of our cash flow from operations will be needed to pay debt service and will not be available to fund future operations;

•	we have increased vulnerability to adverse general economic and metals recycling industry conditions; and

•	we are vulnerable to higher interest rates because interest expense on borrowings under our credit agreement is based on margins over a variable base rate.
     From time to time, we have relied on borrowings under our credit facility and from other lenders to acquire other businesses and to operate our business. However, many financial institutions have been adversely impacted by the current financial crisis and, as a result, have ceased or reduced the amount of lending they have made available to their customers. As a result, we may have insufficient availability under our existing credit facility or the ability to borrow from other lenders to acquire additional businesses and to operate our business.
Our indebtedness contains covenants that restrict our ability to engage in certain transactions and failure to comply with the terms of such indebtedness could result in a default that could have material adverse consequences for us.
     Under our financing agreements, we are required to satisfy specified financial covenants, including minimum EBITDA covenants and maximum capital expenditure covenants. Although we are currently in compliance with the covenants and satisfy our financial tests, we have in the past been in technical default under our certain of our loan facilities, all of which had been waived. Our ability to comply with these specified financial covenants may be affected by general economic conditions, industry conditions, market fluctuations in metal prices, and other events beyond our control. In particular, due to current economic conditions, we do not know if we will be able to satisfy all such covenants in the future and are currently in discussions with the lenders party to our credit facilities regarding changes to such covenants. Our breach of any of the covenants contained in the agreements governing our indebtedness, including our loan agreements, could result in a default under such agreements. In the event of a default, a lender could elect not to make additional loans to us and to declare all amounts borrowed by us, together with accrued interest, to be due and payable. In the event that this occurs, we would likely be unable to repay all such accelerated indebtedness.
We have pledged substantially all of our assets to secure our borrowings and are subject to covenants that may restrict our ability to operate our business.
     Any indebtedness that we incur under our existing credit facilities is secured by substantially all of our assets. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditors to satisfy our obligations to the secured creditors.
We may not generate sufficient cash flow to service all of our debt obligations.
     Our ability to make payments on our indebtedness and to fund our operations depends on our ability to generate cash in the future. Our future operating performance is subject to market conditions and business factors that are beyond our control. We might not be able to generate sufficient cash flow to pay the principal and interest on our debt. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. The terms of our debt might not allow for these alternative measures, and such measures might not satisfy our scheduled debt service obligations. In addition, in the event that we are required to dispose of material assets or restructure or refinance our debt to meet our debt obligations, we cannot assure you as to the terms of any such transaction or how quickly such transaction could be completed.
We may seek to make acquisitions that may prove unsuccessful or strain or divert our resources.
     We continuously evaluate potential acquisitions. We may not be able to complete any acquisitions on favorable terms or at all. Acquisitions present risks that could materially and adversely affect our business and financial performance, including:
•	the diversion of our management’s attention from our everyday business activities;

•	the contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, the acquired business, including managing such acquired businesses either through our senior management team or the management of such acquired business; and

•	the need to expand management, administration, and operational systems.
If we make such acquisitions we cannot predict whether:
•	we will be able to successfully integrate the operations and personnel of any new businesses into our business;

•	we will realize any anticipated benefits of completed acquisitions; or

•	there will be substantial unanticipated costs associated with acquisitions, including potential costs associated with environmental liabilities undiscovered at the time of acquisition.
     In addition, future acquisitions by us may result in:
•	potentially dilutive issuances of our equity securities;

•	the incurrence of additional debt;

•	restructuring charges; and

•	the recognition of significant charges for depreciation and amortization related to intangible assets.
     We may in the future make investments in or acquire companies or commence operations in businesses and industries that are outside of those areas that we have operated historically. We cannot assure that we will be successful in managing any new business. If these investments, acquisitions or arrangements are not successful, our earnings could be materially adversely affected by increased expenses and decreased revenues.
An impairment in the carrying value of goodwill or other acquired intangibles could negatively affect our operating results and net worth.
     The carrying value of goodwill represents the fair value of acquired businesses in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of other intangibles represents the fair value of trademarks, trade names and other acquired intangibles as of the acquisition date. Goodwill and other acquired intangibles expected to contribute indefinitely to our cash flows are not amortized, but must be evaluated by our management at least annually for impairment. Events and conditions that could result in impairment include changes in the industries in which we operate, as well as competition, a significant product liability or environmental claim, or other factors leading to reduction in forecasted sales or profitability. Subsequent to September 30, 2008, our market capitalization did not exceed total shareholders’ equity, which is one of many factors that are considered when determining goodwill impairment. If, upon performance of an impairment assessment, such assets are impaired, an impairment charge is recognized by reducing the carrying amount and recording a charge against earnings. If current economic and equity market conditions persist, it is possible that we could have material impairment charges against earnings in a future period.
We intend to develop “greenfield” projects which are subject to risks commonly associated with such projects.
     We intend to develop “greenfield” projects, either on our own or through joint ventures. There are risks commonly associated with the start-up of such projects which could result in operating difficulties or delays in the start-up period and may cause us not to achieve our planned production, timing, quality, environmental or cost projections, which could have a material adverse effect on our results of operations, financial condition and cash flows. These risks include, without limitation, difficulties in obtaining permits, equipment failures or damage, errors or miscalculations in engineering, design specifications or equipment manufacturing, faulty construction or workmanship, defective equipment or installation, human error, industrial accidents, weather conditions, failure to comply with environmental and other permits, and complex integration of processes and equipment.

The markets in which we operate are highly competitive. Competitive pressures from existing and new companies could have a material adverse effect on our financial condition and results of operations.
     The markets for scrap metal are highly competitive, both in the purchase of raw scrap and the sale of processed scrap. We compete to purchase raw scrap with numerous independent recyclers, large public scrap processors and smaller scrap companies. Successful procurement of materials is determined primarily by the price and promptness of payment for the raw scrap and the proximity of the processing facility to the source of the unprocessed scrap. We occasionally face competition for purchases of unprocessed scrap from producers of steel products, such as integrated steel mills and mini-mills, which have vertically integrated their operations by entering the scrap metal recycling business. Many of these producers have substantially greater financial, marketing and other resources. If we are unable to compete with these other companies in procuring raw scrap, our operating costs could increase.
     We compete in a global market with regard to the sale of processed scrap. Competition for sales of processed scrap is based primarily on the price, quantity and quality of the scrap metals, as well as the level of service provided in terms of consistency of quality, reliability and timing of delivery. To the extent that one or more of our competitors becomes more successful with respect to any key factor, our ability to attract and retain consumers could be materially and adversely affected. Our scrap metal processing operations also face competition from substitutes for prepared ferrous scrap, such as pre-reduced iron pellets, hot briquetted iron, pig iron, iron carbide and other forms of processed iron. The availability of substitutes for ferrous scrap could result in a decreased demand for processed ferrous scrap, which could result in lower prices for such products.
     Our lead fabricating operations compete against one fabricator of similar products in the Southwest who distributes nationally, and several smaller regional producers of competing products across much of our product line. To a lesser extent, we also compete against products imported from Central and South America, Canada, Europe and Asia. To the extent that one or more of our competitors becomes more successful with respect to any key factor, or new competition enters our markets, our ability to attract and retain consumers could be materially and adversely affected.
Unanticipated disruptions in our operations or slowdowns by our shipping companies could adversely affect our ability to deliver our products, which could materially and adversely affect our revenues and our relationship with our consumers.
     Our ability to process and fulfill orders and manage inventory depends on the efficient and uninterrupted operation of our facilities. In addition, our products are usually transported to consumers by third-party truck and rail carriers. As a result, we rely on the timely and uninterrupted performance of third party shipping companies and dock workers. Any interruption in our operations or interruption or delay in transportation services could cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused or result in higher transportation costs. As a result, our relationships with our consumers and our revenues and results of operations and financial condition could be materially and adversely affected.
Our operations consume large amounts of electricity and natural gas, and shortages, supply disruptions or substantial increases in the price of electricity and natural gas could adversely affect our business.
     The successful operation of our facilities depends on an uninterrupted supply of electricity. Accordingly, we are at risk in the event of an energy disruption. The electricity industry has been adversely affected by shortages in regions outside of the locations of our facilities. Prolonged black-outs or brown-outs or disruptions caused by natural disasters such as hurricanes would substantially disrupt our production. Any such disruptions could materially and adversely affect our operating results and financial condition. Electricity prices have become more volatile with substantial increases over the past year. Additional prolonged substantial increases would have an adverse effect on the costs of operating our facilities and would negatively impact our gross margins unless we were able to fully pass through the additional expense to our consumers.
     We depend on an uninterrupted supply of natural gas in our de-ox and lead fabricating facilities. Supply for natural gas depends primarily upon the number of producing natural gas wells, wells being drilled, completed and re-worked, the depth and drilling conditions of these wells and access to dependable methods of delivery. The level of these activities is primarily dependent on current and anticipated natural gas prices. Many factors, such as the supply and demand for natural gas, general economic conditions, political instability or armed conflict in worldwide natural gas producing regions and global weather patterns including natural disasters such as hurricanes affect these prices. Natural gas prices have become very volatile. Additional prolonged substantial increases would have an adverse effect on the costs of operating our facilities and would negatively impact our gross margins unless we were able to fully pass through the additional expense to our consumers. We purchase most of our electricity and natural gas requirements in local markets for relatively short periods of time. As a result, fluctuations in energy prices can have a material adverse effect on the costs of operating our facilities and our operating margins and cash flow.
The loss of any member of our senior management team or a significant number of our managers could have a material adverse effect on our ability to manage our business.
     Our operations depend heavily on the skills and efforts of our senior management team, including Carlos E. Agüero, our Chairman, President and Chief Executive Officer, Michael J. Drury, our Executive Vice-President, and the other employees who constitute our executive management team. In addition, we rely substantially on the experience of the management of our subsidiaries with regard to day-to-day operations. We have employment agreements with Messrs. Agüero and Drury and certain other members of our management team that expire in December 2009. However, there can be no assurance that we will be able to retain the services of any of these individuals. We face intense competition for qualified personnel, and many of our competitors have greater resources than we have to hire qualified personnel. The loss of any member of our senior management team or a significant number of managers could have a material adverse effect on our ability to manage our business.
The concentration of our consumers and our exposure to credit risk could have a material adverse effect on our results of operations and financial condition.
     Sales to our ten largest consumers represented approximately 28.7% of consolidated net sales for the year ended December 31, 2007 and 29.0% of consolidated net sales for the year ended December 31, 2006. Sales to our largest consumer represented approximately 30.6% of consolidated net sales for the nine months ended September 30, 2008 and 8.4% of consolidated net sales for the year ended December 31, 2007. In connection with the sale of our products, we generally do not require collateral as security for consumer receivables. We have significant balances owing from some consumers that operate in cyclical industries and under leveraged conditions that may impair the collectibility of those receivables. The loss of a significant consumer or our inability to collect accounts receivable would negatively impact our revenues and profitability and could materially and adversely affect our results of operations and financial condition.
A significant increase in the use of scrap metal alternatives by current consumers of processed scrap metals could reduce demand for our products.
     During periods of high demand for scrap metals, tightness can develop in the supply and demand balance for ferrous scrap. The relative scarcity of ferrous scrap, particularly the “cleaner” grades, and its high price during such periods have created opportunities for producers of alternatives to scrap metals, such as pig iron and direct reduced iron pellets, to offer their products to our consumers. Although these alternatives have not been a major factor in the industry to date, the use of alternatives to scrap metals may proliferate in the future if the prices for scrap metals rise or if the levels of available unprepared ferrous scrap decrease. As a result, we may be subject to increased competition which could adversely affect our revenues and materially and adversely affect our operating results and financial condition.
Our operations are subject to stringent regulations, particularly under applicable environmental laws, which could subject us to increased costs.
     The nature of our business and previous operations by others at facilities owned or operated by us make us subject to significant government regulation, including stringent environmental laws and regulations. Among other things, these laws and regulations impose comprehensive statutory and regulatory requirements concerning, among other matters, the treatment, acceptance, identification, storage, handling, transportation and disposal of industrial by-products, hazardous and solid waste materials, waste water, storm water effluent, air emissions, soil contamination, surface and ground water pollution, employee health and safety, operating permit standards, monitoring and spill containment requirements, zoning, and land use, among others. Various laws and regulations set prohibitions or limits on the release of contaminants into the environment. Such laws and regulations also require permits to be obtained and manifests to be completed and delivered in connection with the operations of our businesses, and in connection with any shipment of prescribed materials so that the movement and disposal of such material can be traced and the persons responsible for any mishandling of such material can be identified. This regulatory framework imposes significant actual, day-to-day compliance burdens, costs and risks on us. Violation of such laws and regulations may and do give rise to significant liability, including fines, damages, fees and expenses, and closure of a site. Generally, the governmental authorities are empowered to act to clean up and remediate releases and environmental damage and to charge the costs of such cleanup to one or more of the owners of the property, the person responsible for the release, the generator of the contaminant and certain other parties or to direct the responsible party to take such action. These authorities may also impose a penalty or other liens to secure the parties’ reimbursement obligations.
     Environmental legislation and regulations have changed rapidly in recent years, and it is possible that we will be subject to even more stringent environmental standards in the future. For these reasons, future capital expenditures for environmental control facilities cannot be predicted with accuracy; however, if environmental control standards become more stringent, our compliance expenditures could increase substantially. Due to the nature of our lead fabricating and scrap metal recycling businesses, it is likely that inquiries or claims based upon environmental laws may be made in the future by governmental bodies or individuals against us and any other scrap metal recycling entities that we may acquire. The location of some of our facilities in urban areas may increase the risk of scrutiny and claims. We cannot predict whether any such future inquiries or claims will in fact arise or the outcome of such matters. Additionally, it is not possible to predict the amounts of all capital expenditures or of any increases in operating costs or other expenses that we may incur to comply with applicable environmental requirements, or whether these costs can be passed on to consumers through product price increases.
     Moreover, environmental legislation has been enacted, and may in the future be enacted, to create liability for past actions that were lawful at the time taken but that have been found to affect the environment and to create public rights of action for environmental conditions and activities. As is the case with lead fabricating and scrap metal recycling businesses in general, if damage to persons or the environment has been caused, or is in the future caused, by hazardous materials activities of us or our predecessors, we may be fined and held liable for such damage. In addition, we may be required to remedy such conditions and/or change procedures. Thus, liabilities, expenditures, fines and penalties associated with environmental laws and regulations might be imposed on us in the future, and such liabilities, expenditures, fines or penalties might have a material adverse effect on our results of operations and financial condition.
     We are subject to potential liability and may also be required from time to time to clean up or take certain remedial action with regard to sites currently or formerly used in connection with our operations. Furthermore, we may be required to pay for all or a portion of the costs to clean up or remediate sites we never owned or on which we never operated if we are found to have arranged for transportation, treatment or disposal of pollutants or hazardous or toxic substances on or to such sites. We are also subject to potential liability for environmental damage that our assets or operations may cause nearby landowners, particularly as a result of any contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such assets or operations. Any substantial liability for environmental damage could materially adversely affect our operating results and financial condition, and could materially adversely affect the marketability and price of our stock.
     Certain of our sites are contaminated, and we are responsible for certain off-site contamination as well. Such sites may require investigation, monitoring and remediation. The existence of such contamination may result in federal, state, local and/or private enforcement or cost recovery actions against us, possibly resulting in disruption of our operations, and/or substantial fines, penalties, damages, costs and expenses being imposed against us. We expect to require future cash outlays as we incur costs relating to the remediation of environmental liabilities and post-remediation compliance. These costs may have a material adverse effect on our results of operations and financial condition.
     Environmental impairment liability insurance, which we only carry on our scrap processing facility in Syracuse for conditions existing there prior to our purchase of the property, is prohibitively expensive and limited in the scope of its coverage. Our general liability insurance policies in most cases do not cover environmental damage. If we incur significant liability for environmental damage not covered by insurance; or for which we have not adequately reserved; or for which we are not adequately indemnified by third parties; our results of operations and financial condition could be materially adversely affected.
     In the past we have upon occasion been found not to be in compliance with certain environmental laws and regulations, and have incurred fines associated with such violations which have not been material in amount. We may in the future incur additional fines associated with similar violations. We have also paid some or all of the costs of certain remediation actions at certain sites. On occasion these costs have been material. Material fines, penalties, damages and expenses resulting from additional compliance issues and liabilities might be imposed on us in the future.
     Due diligence reviews in connection with our acquisitions to date and environmental assessments of our operating sites conducted by independent environmental consulting firms have revealed that some soil, surface water and/or groundwater contamination, including various metals, arsenic, petrochemical byproducts, waste oils, and volatile organic compounds, is present at certain of our operating sites. Based on our review of these reports, we believe that it is possible that migratory contamination at varying levels may exist at some of our sites, and we anticipate that some of our sites could require investigation, monitoring and remediation in the future. Moreover, the costs of such remediation could be material. The existence of contamination at some of our facilities could adversely affect our ability to sell these properties if we choose to sell such properties, and, may generally require us to incur significant costs to take advantage of any future selling opportunities.
     We believe that we are currently in material compliance with applicable statutes and regulations governing the protection of human health and the environment, including employee health and safety. We can give no assurance, however, that we will continue to be in compliance or to avoid material fines, penalties and expenses associated with compliance issues in the future.
If more of our employees become members of unions, our operations could be subject to interruptions, which could adversely affect our results of operations and cash flow.
     As of September 30, 2008, approximately 48 of our employees located at our facility in Granite City, Illinois were represented by the United Steelworkers of America and approximately 43 of our employees located at our scrap processing facility in Akron, Ohio were represented by Unite Here. Our agreement with the United Steelworkers of America expires on March 15, 2011 and our agreement with Unite Here expires on June 25, 2011. Although we are not aware at this time of any current attempts to organize other employees of ours, our employees may organize in the future. If we are unable to successfully renegotiate the terms of the contracts governing our employees currently or in the future or if we experience any extended interruption of operations at any of our facilities as a result of strikes or other work stoppages, our results of operations and cash flows could be materially and adversely affected.
Our operations present significant risk of injury or death. We may be subject to claims that are not covered by or exceed our insurance.
     Because of the heavy industrial activities conducted at our facilities, there exists a risk of injury or death to our employees or other visitors, notwithstanding the safety precautions we take. Our operations are subject to regulation by federal, state and local agencies responsible for employee health and safety, including the Occupational Safety and Health Administration (“OSHA”), which has from time to time levied fines against us for certain isolated incidents. While we have in place policies to minimize such risks, we may nevertheless be unable to avoid material liabilities for any employee death or injury that may occur in the future. These types of incidents may not be covered by or may exceed our insurance coverage and may have a material adverse effect on our results of operations and financial condition.
Our business is seasonal and affected by weather conditions, which could have an adverse effect on our revenues and operating results.
     Both of our business segments generally experience seasonal slowness in the months of July and December, as consumers tend to reduce production and inventories. In addition, periodic maintenance shutdowns or labor disruptions at our larger consumers may have an adverse impact on our operations. Our operations can also be adversely affected by periods of inclement weather, particularly during the winter and during the hurricane season in the Southeast region of the United States, which can adversely impact industrial and construction activity as well as transportation and logistics.
Risks Relating To Our Common Stock
We do not expect to pay any dividends for the foreseeable future. Our stockholders may never obtain a return on their investment.

     We have never declared or paid dividends on our common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future. Instead, we anticipate that all our earnings, if any, in the foreseeable future will be used to finance the operation and growth of our business. In addition, our ability to pay dividends to holders of our capital stock is limited by our senior secured credit facilities, term notes and our outstanding convertible notes. Any future determination to pay dividends on our common stock is subject to the discretion of our Board of Directors and will depend upon various factors, including, without limitation, our results of operations and financial condition.
Our certificate of incorporation, our bylaws, Delaware law and certain instruments binding on us contain provisions that could discourage a change in control.
     Some provisions of our certificate of incorporation and bylaws, as well as Delaware law, may be deemed to have an anti-takeover effect or may delay or make more difficult an acquisition or change in control not approved by our Board of Directors, whether by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change in control, although such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management team without the concurrence of our Board of Directors. In addition, our outstanding convertible notes and certain of our warrants also contain change in control provisions that could discourage a change in control.
We have incurred and will continue to incur significant increased costs in order to assess our internal controls over financial reporting and our internal controls over financial reporting may be found to be deficient.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess its internal controls over financial reporting and requires auditors to attest to that assessment. Current regulations of the Securities and Exchange Commission, or SEC, require us to include this assessment and attestation in our Annual Report on Form 10-K for each of our fiscal years.
     We have incurred and will continue to incur significant increased costs in maintaining compliance with existing subsidiaries, implementing and testing controls at recently acquired subsidiaries and responding to the new requirements. In particular, the rules governing the standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex and require significant documentation, testing and possible remediation. Our process of reviewing, documenting and testing our internal controls over financial reporting may cause a significant strain on our management, information systems and resources. We may have to invest in additional accounting and software systems. We have been and may continue to be required to hire additional personnel and to use outside legal, accounting and advisory services. In addition, we will incur additional fees from our auditors as they perform the additional services necessary for them to provide their attestation. If we are unable to favorably assess the effectiveness of our internal control over financial reporting when we are required to, we may be required to change our internal control over financial reporting to remediate deficiencies. In addition, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.
The market price of our common stock has declined significantly and may continue to be volatile and our stock price may decline further.
     The market price of our common stock has declined significantly in recent months and it may continue to be volatile. We cannot predict the price at which our common stock will trade in the future and it may continue to decline. The price at which our common stock trades may fluctuate significantly and may be influenced by many factors, including our financial results, developments generally affecting our industries, the performance of each of our business segments, our capital structure (including the amount of our indebtedness), general economic, industry and market conditions, especially in light of the current economic crisis in the United States and elsewhere, the depth and liquidity of the market for our common stock, fluctuations in metal prices, investor perceptions of our business and us, reports by industry analysts, negative announcements by our customers, competitors or suppliers regarding their own performances, and the impact of other Risk Factors discussed in this prospectus.

Future sales of our common stock, including sales of our common stock acquired upon the exercise of outstanding options or warrants or upon conversion of our outstanding convertible notes, may cause the market price of our common stock to decline.
     We had 36,430,904 shares of common stock outstanding as of December 5, 2008. In addition, as of December 5, 2008, options to purchase an aggregate of 1,550,009 shares of our common stock were outstanding, of which 733,482 were vested. All remaining options will vest over various periods ranging up to a three-year period measured from the date of grant. As of December 5, 2008, the weighted-average exercise price of the vested stock options was $6.22. As of December 5, 2008, we also had warrants to purchase an aggregate of 1,514,231 shares of common stock outstanding, at an average exercise price of $12.11 per share and convertible notes in the principal amount of $100 million outstanding, which are convertible at a price of $14.00 per share. The convertible notes and certain of our warrants contain “weighted average” anti-dilution protection which provides for an adjustment of the conversion price of the notes and the exercise price of the warrants in the event that we issue shares of our common stock or securities convertible or exercisable for shares of our common stock at a price below the conversion price of the notes or the exercise price of such warrants. The amount of any such adjustment will depend on the price such securities are sold at and the number of shares issued or issuable in such transaction. We also may issue additional shares of stock in connection with our business, including in connection with acquisitions and financings, including financings under this prospectus, and may grant additional stock options to our employees, officers, directors and consultants under our stock option plans or warrants to third parties. If a significant portion of these shares were sold in the public market, the market value of our common stock could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements regarding our future performance. All forward-looking information is inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. In addition, such “Risk Factors” may be updated from time to time by our filings under the Securities Exchange Act. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this prospectus other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. With respect to the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
     These forward-looking statements speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

USE OF PROCEEDS
     Unless we indicate otherwise in the applicable prospectus supplement, our management will have broad discretion over the use of the net proceeds from the sale of the securities offered in this prospectus. We currently intend to use such proceeds for working capital and other general corporate purposes. We may also use such proceeds to fund the acquisition of companies, businesses, technologies, products or assets. However, we currently have no commitments or agreements for any specific acquisitions. Pending use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.
RATIO OF EARNINGS TO FIXED CHARGES
     Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended	Year Ended December 31,
	September 30, 2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	4.06	4.87	8.86	5.42	3.90	1.07
     For purposes of calculating the ratios in the table above:
•	earnings consist of pretax income from continuing operations plus fixed charges and distributed income of equity investees minus interest capitalized, preference security dividend requirements of consolidated subsidiaries and minority interests; and

•	fixed charges consist of interest on debt expensed and capitalized and amortization of deferred debt issuance costs, distributed income of equity investees, an estimate of interest within rental expense and preference security dividend requirements of consolidated subsidiaries.
     The ratios presented in the table above are based solely on historical financial information, and no pro forma adjustments have been made thereto. As of the date of this prospectus, we have no shares of preferred stock outstanding and have not declared or paid any preferred stock dividends for the periods set forth above.
DESCRIPTION OF SECURITIES
     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 share of “blank check” preferred stock, par value $0.001 per share. As of December 5, 2008, there were 36,430,904 shares of common stock outstanding, with 334 holders of record, and no shares of preferred stock outstanding.
Common Stock
     The following summary of certain provisions of our common stock and preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation and our amended and restated bylaws, both of which are on file with the SEC as exhibits to previous SEC filings. The summary below is also qualified by provisions of applicable law.
     The holders of common stock are entitled to one vote for each share held of record on all matters on which our stockholders are entitled to vote. The holders of common stock are entitled to receive, ratably, dividends when, as and if declared by our Board of Directors. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled, subject to the rights of the holders of preferred stock, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock having preference over the common stock at the time of such liquidation, dissolution or winding-up.
     The holders of common stock have no preemptive or conversion rights and they are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

     Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.
Preferred Stock
     We are authorized to issue 10,000,000 shares of undesignated preferred stock. As of December 5, 2008, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, both of which are on file with the SEC as exhibits to previous SEC filings. The summary below is also qualified by provisions of applicable law.
     Our Board of Directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our Board of Directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.
     If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:
•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Metalico; and

•	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Metalico.
     Transfer Agent and Registrar
     The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement.
Warrants
     We may issue warrants (including subscription rights) to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement to the warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.
     We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant agreement, which may include a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summary of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants.
     The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, the warrants:
•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
     Transfer Agent and Registrar
     The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.
Debt Securities
     We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, forms of debt securities and/or any indentures containing the terms of the debt securities being offered. We currently anticipate that any debt securities which we offer by this prospectus will be exempt under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). If the proposed transaction is not exempt under the Trust Indenture Act, an indenture will be used and the terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act, as in effect on the date of the indenture. If a proposed transaction is exempt under the Trust Indenture Act, we may not use an indenture (and, thus a trustee) or, if we use an indenture, it may not fully comply with the requirements of the Trust Indenture Act.
     We may offer under this prospectus up to an aggregate principal amount of $150,000,000 in debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $150,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of Metalico and will rank equally with all of our other unsecured indebtedness.
     The following statements relating to the debt securities are summaries. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.
     General
     We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.
     The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:
•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•	any events of default, if not otherwise described below under “Events of Default”;

•	the terms and conditions, if any, for conversion into or exchange for shares of common stock or preferred stock;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Metalico.
     We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of debt securities. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.
     We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
     Exchange and/or Conversion Rights
     We may issue debt securities which can be exchanged for or converted into shares of common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to these debt securities.
     Transfer and Exchange
     We may issue debt securities that will be represented by either:
•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.
     We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.
     Certificated Debt Securities
     If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.
     You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.
     Global Securities
     If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.
     The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.
     Covenants
     Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

     Consolidation, Merger and Sale of Assets
     We do not currently expect our debt securities to contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets may be required to assume all of our obligations under the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all or substantially all of our assets may be required to make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.
     Events of Default
     Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:
•	if we fail to pay interest when due and payable and our failure continues for 120 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debt securities agent or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series;

•	if specified events of bankruptcy, insolvency or reorganization occur; and

•	any other event of default provided in or pursuant to the applicable agreement or indenture, if any, or prospectus supplement with respect to the debt securities of that series.
     The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.
     If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 50% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:
•	all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

•	all lawful interest on overdue interest and overdue principal has been paid; and

•	the rescission would not conflict with any judgment or decree.
     In addition, if the acceleration occurs at any time when we have outstanding indebtedness which is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.
     If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

     The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.
     No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:
•	the holder gives to the trustee written notice of a continuing event of default;

•	the holders of at least 50% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;

•	the trustee fails to institute a proceeding within 60 days after such request; and

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.
These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.
     We will periodically deliver certificates to the trustee regarding our compliance with our obligations under an indenture.
     Modification and Waiver
     From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:
•	to provide that the surviving entity following a change of control of Metalico permitted under the indenture will assume all of our obligations under the indenture and debt securities;

•	to provide for certificated debt securities in addition to uncertificated debt securities;

•	to comply with any requirements of the SEC under the Trust Indenture Act;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and

•	to appoint a successor trustee under the indenture with respect to one or more series.
     From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities of such series, or waive compliance in a particular instance by us with any provision of the indenture or such debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of an indenture or the debt securities in order to:
•	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to an indenture or such debt security;

•	reduce the rate of or change the time for payment of interest or reduce amount of or postpone the date for payment of sinking fund or analogous obligations;

•	reduce the principal of or change the stated maturity of the debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

•	waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;

•	waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or

•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.
     Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
     The documentation governing the debt securities may permit us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures would allow us either:
•	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):
(1)	to register the transfer or exchange of such debt securities;

(2)	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

(3)	to compensate and indemnify the trustee; or

(4)	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or
•	to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).
In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for that purpose:
•	money;

•	U.S. government obligations or foreign government obligations which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

•	a combination of money and/or U.S. government obligations and/or foreign government obligations sufficient, in the written opinion of a nationally-recognized firm of independent accountants, to provide money;
which in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

     Information Concerning the Debt Securities Agent
     The debt securities agent, if any, other than during the occurrence and continuance of an event of default under the debt securities, may undertake to perform only those duties as are specifically set forth in the applicable documentation for such debt securities. Upon an event of default under the debt securities, the debt securities agent must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt securities agent is under no obligation to exercise any of the powers given it by the debt securities at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
     Payment and Paying Agents
     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
     We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. We will name in the applicable prospectus supplement any paying agents that we initially designate for the debt securities of a particular series.
     All money we pay to a paying agent or the debt securities agent for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
     Governing Law
     The debt securities will be governed by and construed in accordance with the laws of the State of New York.
Depositary Shares
     We may, at our option, elect to offer fractional or multiple shares of common stock or preferred stock, rather than single shares of common stock or preferred stock (to be set forth in the prospectus supplement relating to such depositary shares). In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.
     The shares of common stock or any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of common stock or preferred stock represented by such depositary share, to all the rights and preferences of the shares of common stock or preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.
     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of common stock or the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.
Anti-Takeover Effect of Provisions in our Certificate of Incorporation and Bylaws
     Our certificate of incorporation and bylaws include provisions that may have the effect of delaying, deterring or preventing a change in control, even if a change in control would be beneficial to you. Our bylaws provide that, a special meeting of the stockholders may be called only by our President, our Board of Directors, or our Secretary on the written request of holders of not less than 20% of all shares entitled to vote at the meeting. In addition, a director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote at a properly convened special meeting of the stockholders called for that purpose. This provision may make it more difficult to remove and replace members of our Board of Directors in an effort to change or influence control of us. Members of our Board of Directors may also have interests in relation to a change of control that differ from yours. These interests could cause them to resist a change in control that would help you better realize the value of your investment.

PLAN OF DISTRIBUTION
     We may sell the securities covered by this prospectus in any of the following ways (or in any combination):
•	to or through underwriters or dealers;

•	directly to purchasers; or

•	through agents.
     The distribution of securities may be effected from time to time in one or more transactions:
•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.
     We will describe in a prospectus supplement the terms of the offering of the securities covered by this prospectus, including:
•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options pursuant to which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the securities may be listed or traded.
     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
     Any underwritten offering may be on a best efforts or a firm commitment basis. Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent set forth in the underwriting agreement. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.
     We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
     We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
     Agents, underwriters and dealers may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
     All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.
     Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities, such as over allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over allotment involves sales in excess of the offering size which create a short position. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. The underwriters may also impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.
     We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
     We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).
     We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.
     If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.
     To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus.
     Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically modifies and supersedes previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     The following documents are specifically incorporated by reference into this prospectus:
(1)	Our annual report on Form 10-K for the year ended December 31, 2007 and Form 10-K/A, Amendment No. 1 and Form 10-K/A, Amendment No. 2 filed with the SEC on March 14, 2008, April 25, 2008, April 29, 2008, respectively;

(2)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 15, 2008 for our annual meeting of stockholders held on June 24, 2008;

(3)	Our quarterly reports on Form 10-Q for the quarter ended March 31, 2008, and Form 10-Q/A, Amendment No. 1 filed with the SEC on April 24, 2008 and May 9, 2008, respectively, for the quarter ended June 30, 2008 filed with the SEC on August 5, 2008 and for the quarter ended September 30, 2008 filed with the SEC on November 7, 2008;

(4)	Our current reports on Form 8-K and Form 8-K/A filed with the SEC on January 7, 2008, January 29, 2008, March 28, 2008, April 9, 2008, April 24, 2008 (other than any Form 8-K filed under Item 2.02), May 5, 2008, June 24, 2008, July 7, 2008 and July 15, 2008;

(5)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above;

(6)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 10, 2005, including any amendments or reports filed for the purpose of updating that description; and

(7)	All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.
     We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no charge to the requester. The request for this information must be made to the following:
Metalico, Inc.
186 North Avenue East
Cranford, New Jersey 07016
(908) 497-9610
Attention: General Counsel
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov , which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Copies of our SEC filings are also available through our website

(http://www.metalico.com ) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 to register the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits to the registration statement. A copy of the registration statement may be inspected, without charge, at the offices of the SEC at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549, upon the payment of any fees required by the SEC. The registration statement is also available on the SEC’s website at http://www.sec.gov.
LEGAL MATTERS
     The validity of the securities offered hereby will be passed upon for us by Lowenstein Sandler P.C., Roseland, New Jersey. As of the date of this prospectus, a member of Lowenstein Sandler P.C. holds an aggregate of 28,000 shares of our common stock.
EXPERTS
     The consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
     The report of McGladrey & Pullen, LLP dated March 13, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states the scope of management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of three businesses acquired in 2007 which are included in the 2007 consolidated financial statements of Metalico, Inc. and constituted 38% of assets as of December 31, 2007 and 24% and 2% of revenue and net income, respectively, for the year then ended. McGladrey & Pullen’s audit of the internal control over financial reporting of Metalico, Inc. also did not include an evaluation of the internal control over financial reporting of these three businesses.
     The consolidated financial statements of American CatCon Holdings, LLC and American Cat Con, LLC for the year ended December 31, 2007 are incorporated by reference in this prospectus, have been audited by Lockart, Atchley & Associates, L.L.P., an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Grand Avenue Incorporated and subsidiaries as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 are incorporated by reference in this prospectus, have been audited by Bober, Markey, Fedorovich & Company, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

METALICO, INC.
$150,000,000
Common Stock
Preferred Stock
Warrants
Debt Securities
Depositary Shares
December 18, 2008

6,000,000 Shares
Metalico, Inc.
Common Stock

PROSPECTUS SUPPLEMENT

Canaccord Adams
August 10, 2009